Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES ANNOUNCES LEADERSHIP TEAM ADDITIONS

Donald J. Zurbay Named Chief Financial Officer

Andrea Frohning Named Chief Human Resource Officer

May 23, 2018 (ST. PAUL, Minn.) – Patterson Companies (Nasdaq: PDCO) today announced additions to further enhance the Company’s leadership team. Patterson has appointed Donald J. Zurbay as Chief Financial Officer, effective June 29, 2018. Patterson also announced that Andrea Frohning has joined the Company as Chief Human Resource Officer, effective May 21, 2018.

“The addition of talented leaders like Don and Andrea is an important part of our efforts to realize the full potential of Patterson and continue building a deeply engaged and committed team,” said Mark Walchirk, President and CEO of Patterson Companies. “The ability to attract exceptional leaders is also a testament to the strength of our platform and the opportunity to improve our growth and profitability.”

Zurbay joins the organization with more than 28 years of leadership experience in various accounting and finance positions. Most recently, he served as Vice President and CFO at leading global medical device manufacturer St. Jude Medical, Inc. until the company’s sale to Abbott. In this role, Zurbay developed strategic and operating plans during a time when St. Jude Medical grew annual revenues from $1 billion to more than $6 billion, optimized its cost structure and oversaw a significant SAP implementation.

“Don’s strong track record of successfully leading finance teams, particularly during periods of growth and change, will be instrumental as we focus on improving our execution and results,” said Walchirk. “We look forward to benefitting from his experience and expertise in implementing ERP systems, creating a more efficient cost structure and driving cash flow growth, as we continue to build value for our customers and shareholders.”

Zurbay said, “Patterson offers a compelling value proposition across strong end markets. I am excited about the opportunity to work with Mark and the rest of the team to continue the Company’s transformation and support Patterson’s growth initiatives.”

Zurbay will succeed Dennis W. Goedken, who has been serving as Interim CFO and will continue to serve as Corporate Controller.

Walchirk continued, “I want to thank Dennis for providing a seamless transition as Interim CFO while we conducted our search. He has played an important role in supporting our near-term actions and remains a valued member of our team going forward.”

Andrea Frohning joined Patterson as Chief Human Resource Officer on May 21, 2018. Frohning brings more than 20 years of experience in leading numerous human resource departments across a diverse set of business environments and industries. She most recently served as the Chief Human Resources Officer at Snyder’s-Lance, a global manufacturer and marketer of snack foods, where she helped execute operational improvements, accelerate positive culture changes and grow leadership capabilities.

“Andrea’s background and experience leading people at public, Fortune 500 companies, especially through transformations, will be significant as we continue to align our people and resources to our strategic priorities and future vision,” said Walchirk.

Frohning said, “I am thrilled to join Patterson at such an exciting time in the Company’s history. I look forward to supporting Patterson’s transformation, continuing our efforts to attract and retain the best talent and elevating the performance of our team.”

Donald Zurbay Biography

Donald Zurbay, 50, most recently served as Vice President and Chief Financial Officer at St. Jude Medical, Inc., where he was responsible for all accounting, financial and business development activities. He joined St. Jude Medical in 2003 and held various leadership positions, including Director of Finance and Vice President and Corporate Controller. Prior to joining St. Jude Medical, Zurbay worked at PricewaterhouseCoopers for five years as an Assurance and Business

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Advisory Services Senior Manager. Before joining PricewaterhouseCoopers, he was a General Accounting Manager at The Valspar Corporation. Zurbay started his career at Deloitte & Touche as an auditor in 1989. Zurbay earned a bachelor’s of science degree in business, accounting from the University of Minnesota and graduated from the Advanced Management Program from Harvard Business School.

Andrea Frohning Biography

Andrea Frohning, 48, joins Patterson from Snyder’s-Lance where she held the role of Senior Vice President, Chief Human Resources Officer and was responsible for leading all aspects of the company’s human resources. Prior to her tenure at Snyder’s-Lance, she was Vice President Human Resources at Crane Co. Frohning also held other human resource managerial positions at Hubbell Inc., General Electric Consumer Finance and Pepsi Bottling Group. Frohning holds a bachelor’s of science degree in human development and family studies from the University of Illinois at Urbana-Champaign and a master’s degree from the Institute of Labor and Industrial Relations at the University of Illinois at Urbana-Champaign.

Disclosure of employment inducement grant in accordance with NASDAQ rules: Patterson’s inducement, severance and change in control agreement with Zurbay provides for the issuance of a one-time inducement equity grant consisting of a combination of stock options and restricted units. The stock options would have an approximate value of $750,000, would vest pro-rata over the course of three years, with one-third of the shares vesting on the first anniversary of the date of grant, one-third vesting on the second anniversary of the date of the grant, and the remaining one-third vesting on the third anniversary of the date of grant, in all cases subject to continued employment and with an overall term of ten years. The restricted stock units would have a value of $700,000 and would have a two-year vesting schedule, with 50% of the shares vesting on the first anniversary of the grant and the remaining 50% of the shares vesting on the second anniversary of the grant, subject to continued employment. The stock options and restricted stock unit grants will be made on the first day of employment and will be based on the closing per share price on the first day of employment. The stock options and restricted stock unit awards, which will be granted outside our 2015 Omnibus Incentive Plan, were approved by our Compensation Committee pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4), as an inducement material to Zurbay entering into employment with Patterson.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	john.wright@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

CONTACT:	Bria Townshend, Corporate Communications
COMPANY:	Patterson Companies Inc.
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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